Exhibit 10.35

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K due to personal privacy concerns or pursuant to Item 601(b)(10)(iv) because it is both not material and is the type of information that the registrant treats as private or confidential. Redacted information is indicated by: [***]

THIS ASSIGNMENT is made the 18th day of February, 2005 between NEIL R. CASHMAN ("Cashman") and MARTY LEHTO ("Lehto") (together the "Assignors") and THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO ("University") and AMORFIX LIFE SCIENCES LTD (the "Assignee"), a corporation incorporated under the laws of Canada (collectively the "Parties").

WHEREAS the Assignors have invented an epitope protection technology, and have filed a PCT application entitled "Epitope Protection Assay" on August 20, 2004 to the Canadian Receiving Office (the "Patent Application") attached as Schedule A;

WHEREAS, Cashman disclosed the technology to the University on October 30, 2002 by way of an invention disclosure form attached as Schedule B (the "Invention Disclosure");

WHEREAS Cashman assigned all rights, title and interest in the epitope protection technology to the University on September 3, 2003 which agreement is attached as Schedule C. The University assigned all rights, title and interest in the epitope protection technology back to Cashman on September 19, 2003 (the "University Assignment") which agreement is attached as Schedule D, subject to certain terms and conditions including but not limited to a [***] percent ([***]%) revenue share (the "Revenue Interest") and a non-exclusive licence to use the Invention solely for research, administration and academic purposes (collectively, the "Rights of the University");

WHEREAS the Invention Disclosure was subsequently amended on September 21, 2004 which agreement is attached as Schedule E, to include Lehto as an inventor and the University Assignment was amended accordingly;

WHEREAS, subject to the Rights of the University, the Assignors have the right -to assign and transfer all rights, title and interest in the Invention to the Assignee;

WHEREAS the Assignee will have [***] ([***]) common shares ("Founder shares") issued and outstanding at an issue price of $0.00001 per Founder share following the issuance of Founder shares pursuant to clause 3.1.1, of which Cashman and Lehto are the beneficial owners of [***] Founder shares and [***] Founder shares, respectively;

WHEREAS the Assignee intends to complete a reverse take-over with a corporation ("pubco") listed on the TSX Venture Exchange, pursuant to which the Assignee would either become a wholly-owned subsidiary of the pubco or amalgamate with the pubco;

AND WHEREAS, the Assignee, the full post office address of whose registered office is Suite 1400, 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9, is desirous of acquiring the entire right, title and interest in and to the technology and the associated patents.

NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS;

1.	DEFINITIONS

1.1	"Invention" means the epitope protection technology as described in the Invention Disclosure as revised including any Patent Rights and Know-How.

1.2	"Improvements" means any and all improvements, variations, updates, modifications or enhancements to the Invention created by either one or both of the Assignors that are within the scope of the claims of the Patent Rights which have been created under any Research Agreement with the University.

1.3	"Know-How" means any and all trade secrets, proprietary know-how, confidential information, materials, research data and protocols directly and exclusively related to the Patent Rights.

1.4	"Patent Rights" means the Patent Application, including any patents issuing therefrom and any further applications claiming priority from this application, as well as any continuations, divisionals thereof, or any substitute application therefore or equivalent thereof, and any patent issuing thereon, including any re-issues, renewals, extensions, or re-examinations thereof, and any confirmation patent or registration patent, or patent of additions based on any such patent of the above in all jurisdictions of the world.

1.5	"Research Agreement" means any agreement between the University and Assignee, in the standard form and which includes a right of first refusal to obtain the rights to commercially exploit intellectual property developed under the agreement on terms (including compensation to the University) that generally reflect the industry norm.

2.	ASSIGNMENTS

2.1	Subject to the terms and conditions set out below, the Assignors for themselves and for their successors and assigns, hereby sell, assign and transfer to the Assignee all right, title, interest and obligations which they now have, or may hereafter have, in the Invention, as assigned to them under the University Assignment.

2.2	The Assignors agree to execute any applications, transfers, assignments and/or such other documents the Assignee may consider necessary or desirable from time to time for the purpose of obtaining, maintaining or vesting in and/or assigning to Assignee absolute title to any patents, copyright, integrated circuit topography, industrial design or trade mark registrations for the Invention; or for the purpose of applying for, prosecuting, obtaining or protecting any such patents, copyright, integrated circuit topography, industrial design or trade mark registrations in any and all parts of the world and Assignors further agree to cooperate and assist in every way possible in the prosecution and protection of any such applications and the rights granted in respect thereof.

3.	CONSIDERATION

3.1	In consideration for this sale, assignment and transfer of the Invention, the Assignee shall:

3.1.1	pay $10.00 to each of the Assignors and issue to the University one million, two hundred and fifty thousand (1,250,000) Founder shares at a deemed price of $0.00001 per share; and

3.1.2	enter into a Research Agreement with the University to fund further research to be conducted by or under the supervision of Cashman to develop the Invention further.

3.2	The University acknowledges that the shares it receives under clause 3.1.1 above are in full and final payment of its Revenue Interest related to the assignment of the Invention hereunder and no further compensation or other amounts shall be due from the Company or the Inventors to the University with respect to this assignment or the Company's use of the Invention.

3.3	All transfers of shares shall be permanent and non-refundable.

4.	LICENSE TO USE

4.1	The Assignee acknowledges that the University has reserved a non-assignable, non-sublicensable, non-transferable, perpetual, royalty free, non-exclusive license to use the Invention for research, teaching and administrative purposes.

4.2	The Assignee acknowledges that the Assignors reserve a non-assignable, non-sublicensable, non-transferable, perpetual, royalty free, non-exclusive license to use the Invention for research, teaching and administrative purposes.

5.	TERM AND TERMINATION

5.1	The term of this Agreement shall be for the life of any patents directly related to the Invention, unless otherwise terminated in accordance with the provisions herein.

5.2	An Assignor or the University may terminate this Agreement upon 30 days written notice to Assignee if Assignee is in breach of any of its obligations hereunder, and if Assignee has not resolved its breach to the satisfaction of the Assignor or University within the 60 days termination period.

5.3	An Assignor or the University may terminate this Agreement upon sixty (60) days written notice to Assignee until such time that the Assignee has been successful in achieving the following milestones:

5.3.1	a minimum of $1.2 million gross proceeds in financing to be raised by the Assignee or its successor or affiliate, of which at least 75% will be committed by the Assignee or its successor or affiliate to the further development of the Invention by June 30, 2005; and

5.3.2	a minimum of $200,000 committed by the Assignee or its successor or affiliate under a Research Agreement by April 30, 2005.

5.4	This Agreement and the rights granted hereunder shall terminate immediately and revert to Assignor in the event of any adjudication of bankruptcy, appointment of receiver by a Court of competent jurisdiction, assignment for the benefit of creditors, involving Assignee either voluntary or involuntary, or appointment of a receiver by Assignee for any reason whatsoever. Such termination shall not impair or prejudice any other right or remedy that Assignor may otherwise have under this Agreement.

5.5	In the event of termination under 5.2, 5.3 or 5.4 all rights, title, interest and obligations granted herein shall revert to the Assignors and the Assignee will execute an assignment to the Assignors of all the patents granted for the Invention including any Improvements created by the Assignee then in its possession or control, if any, and the Assignee shall refrain from further use of such Invention.

6.	DISPUTE RESOLUTION

6.1	The Parties shall use their best efforts to settle in a fair and reasonable manner any disputes arising in connection with this Agreement. Any matter that cannot be settled by the Parties between themselves shall be first submitted to a mediator chosen jointly by the Parties. In the event that mediation does not bring a resolution satisfactory to each Party within 30 days, the matter shall be submitted to arbitration before a single arbitrator pursuant to the Arbitration Act of Ontario.

7.	LIABILITY

7.1	Assignee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Assignors, their successors and assigns, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, resulting from use of the Invention for any purpose, or arising from any right or obligation of Assignee hereunder.

7.2	Except as otherwise expressly set forth in this agreement, Assignors, for themselves and their successors and assigns, make no representations and extend no warranties of any kind, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, validity of rights and interests claims, issued or pending, and the absence of latent or other defects, whether or not discoverable. Nothing in this agreement shall be construed as a representation made or warranty given by Assignors that the practice by Assignee of the rights granted hereunder shall not infringe the rights and interests of any third party. In no event shall Assignors, their successors or assigns, be liable for incidental or consequential damages of any kind, including economic damage or injury to property and lost profits, regardless of whether Assignors shall be advised, shall have other reason to know, or in fact shall know of the possibility.

IN WITNESS WHEREOF the Parties have caused this Agreement to be signed by their duly authorized officers as of the day and date first above written.

SIGNED in the presence of:

/s/ Marty Lehto	/s/ Neil R. Cashman
Name of Witness: Marty Lehto	NEIL R. CASHMAN

SIGNED in the presence of:

/s/ Neil Cashman	/s/ Marty Lehto
Name of Witness: Neil Cashman	MARTY LEHTO

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO		AMORFIX LIFE SCIENCES LTD

By:	/s/ Peter B. Munsche	By:	/s/ David Raffa
David Raffa
	Peter B. Munsche		VP Consumer Finance
Assistant Vice-President
Technology Transfer
University of Tortono

SCHEDULE "A"

Patent Description

[Intentionally omitted]

SCHEDULE "B"

Confidential Invention Disclosure

[Intentionally omitted]

SCHEDULE "C"

Assignment of Rights to the University of Toronto by Inventor

[Intentionally omitted]

SCHEDULE "D"

Assignment of Rights from the University of Toronto

[Intentionally omitted]

SCHEDULE "E"

Amendment to University of Toronto Confidential Invention Disclosure and Related Assignment

[Intentionally omitted]